UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
February 12, 2020
Date of Report (Date of earliest event reported)

Universal Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)
1110 W. Commercial Blvd., Fort Lauderdale, Florida 33309
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	UVE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 12, 2020 (the “Effective Date”), Universal Insurance Holdings, Inc. (the “Company”) entered into an employment agreement with Stephen J. Donaghy, the Company’s Chief Executive Officer (the “Agreement”). Mr. Donaghy and the Company are parties to an employment agreement dated as of February 22, 2018, which expired on December 31, 2019 and was superseded and replaced in all respects by the Agreement as of January 1, 2020. The following summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference thereto.
Term
Mr. Donaghy’s Agreement provides that he will continue to serve as the Chief Executive Officer of the Company for a term beginning on January 1, 2020 and ending on December 31, 2022, unless earlier terminated in accordance with its terms (the “Term”).
Base Salary
Mr. Donaghy will receive a base salary of $1 million, which will not be increased or decreased during the Term.
Annual Bonus
Mr. Donaghy is eligible to receive an annual cash bonus upon the achievement of certain performance metrics, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The target annual bonus for each calendar year is $2.5 million. Mr. Donaghy will not be eligible to receive the annual cash bonus if less than 80% of the performance metrics are achieved. In calendar year 2020, Mr. Donaghy is eligible to receive an annual cash bonus upon the Company’s achievement of return on average equity and book value per share metrics, with equal weighting given to each such performance metric, as determined by the Compensation Committee.
Performance Share Units
On the Effective Date and during the first quarter of each subsequent calendar year during the Term, Mr. Donaghy is eligible to receive an annual grant of 50,000 performance share units (the “PSU Grant”), payable under and subject to the Company’s 2009 Omnibus Incentive Plan, as may be amended from time to time (the “Omnibus Plan”). Each PSU Grant will be subject to a three-year award cycle commencing on January 1 of the year in which the grant is made and time-vesting and performance-vesting conditions set forth in the Agreement.
Restricted Share Units
Mr. Donaghy is eligible to receive a grant of 75,000 restricted share units (the “RSU Grant”) payable under and subject to the Omnibus Plan. The RSU Grant will be subject to time-vesting conditions set forth in the Agreement. In addition, the Compensation Committee will consider additional grants of restricted share units during the Term following calendar year 2020.
Options
Mr. Donaghy is eligible to receive an annual grant of options to purchase the Company’s common stock on the Effective Date and on each anniversary of the Effective Date during the Term (the “Option Grant”). Each Option Grant shall have a grant date value of $1 million. Each Option Grant will be made pursuant to the Omnibus Plan and will be subject to the terms of the Omnibus Plan and any applicable award agreement evidencing the Option Grant. Each Option Grant will be subject to time-vesting conditions set forth in the Agreement.

Termination
If Mr. Donaghy is terminated without cause or resigns for good reason (as such terms are defined in the Agreement), he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year. In addition, any PSUs or RSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and become payable within 30 days following their originally scheduled vesting dates, with the PSUs being paid based on actual performance for the full performance year, determined after the end of the performance year.
Change in Control
In the event of a change in control (as defined in the Agreement) and Mr. Donaghy is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Donaghy would be entitled to a lump-sum cash amount equal to 24 months’ base salary, plus two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All stock options would immediately vest and all PSUs and RSUs would immediately vest and become payable within 30 days following their regularly scheduled vesting. The PSUs will be paid based on extrapolated performance for the full performance year based on actual performance through the termination date. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Donaghy receiving a higher net after-tax amount.
Disability
If Mr. Donaghy becomes disabled during the Term, then the Company would be entitled to suspend his officership, but Mr. Donaghy would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Donaghy is terminated due to disability or dies during the Term, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. In addition, such termination will be treated as a termination without cause for the purpose of determining the Company’s obligation with respect to stock options, PSUs and RSUs held by Mr. Donaghy.
Non-Compete
Mr. Donaghy is subject to a non-compete provision under the Agreement that prohibits him from engaging in certain competitive activities during the Term and for a period of three years following his termination.
Other
The Agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits:

Exhibit Number	Description

10.1	Employment Agreement dated February 12, 2020, between Stephen J. Donaghy and the Company

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2020	UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ Frank C. Wilcox
Frank C. Wilcox
Chief Financial Officer